Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MORGAN STANLEY

The present name of the corporation is Morgan Stanley.  The corporation was incorporated under the name "Sears Acquisition Corporation" by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 1, 1981.  This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of the Certificate of Incorporation and Sections 242 and 245 of the General Corporation Law of the State of Delaware by the requisite vote of the holders of the outstanding stock of the corporation entitled to vote thereon at a meeting which was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.  The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the Corporation (which is hereafter referred to as the "Corporation") is Morgan Stanley.

ARTICLE II

Address

The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Capitalization

The total number of shares of stock which the Corporation shall have the authority to issue is three billion five hundred thirty million (3,530,000,000), consisting of thirty million (30,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as

"Preferred Stock"), and three billion five hundred million (3,500,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as "Common Stock").

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1) The designation of the series, which may be by distinguishing number, letter or title.

(2) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(4) Dates at which dividends, if any, shall be payable.

(5) The redemption rights and price or prices, if any, for shares of the series.

(6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(8) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(9) Restrictions on the issuance of shares of the same series or of any other class or series.

(10) The voting rights, if any, of the holders of shares of the series.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.  Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.  The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Floating Rate Non-Cumulative Preferred Stock, Series A, are set forth in Exhibit A hereto and are incorporated herein by reference.

ARTICLE V

By-Laws

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

(1) to adopt, amend, or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and

(2) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VI

Action of Stockholders

Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

ARTICLE VII

Board of Directors

Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed in such manner as prescribed in the Bylaws of the Corporation and may be increased or decreased from time to time in such manner as prescribed by the Bylaws.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall be elected annually at each annual meeting of stockholders of the Corporation to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.

Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until such director's successor shall have been duly elected and qualified.  No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director may be removed from office at any time, with or without cause.

ARTICLE VIII

Indemnification

Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation.

The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation.  Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VIII.  Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE IX

Directors' Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit.  Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

If the General Corporation Law of the State of Delaware shall be amended, to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE X

Amendments

Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that any amendment or repeal of Article VIII or Article IX of this Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal, and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of

Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

IN WITNESS WHEREOF, Morgan Stanley has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 9th day of April, 2008.

MORGAN STANLEY

By:	/s/ Martin M. Cohen
	Name:	Martin M. Cohen
	Office:	Vice President and Counsel and Assistant Secretary

      Exhibit A

DESIGNATION OF PREFERENCES AND RIGHTS OF THE
FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES A

(Liquidation Preference $25,000 per share)

The designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Floating Rate Non-Cumulative Preferred Stock, Series A ("Series A") are fixed as follows:

1.           Designation.  The distinctive serial designation of such series of preferred stock is "Floating Rate Non-Cumulative Preferred Stock, Series A."  Each share of Series A shall be identical in all respects to every other share of Series A, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

2.           Number of Shares.  The authorized number of shares of Series A shall be 46,000. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock; provided that this Section 2 shall not apply to any purchase or other acquisition of shares of Series A by any subsidiary of the Corporation.

3.           Definitions.  As used herein with respect to Series A:

(a)           "Allowable Capital" has the meaning set forth in Section 7.

(b)           "Board of Directors" means the board of directors of the Corporation.

(c)           "Bylaws" means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(d)           "Business Day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

(e)           "Calculation Agent" means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series A is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(f)           "Capital Units" means the outstanding Capital Units of the Corporation and of Morgan Stanley Finance plc. Each Capital Unit consists of a subordinated debenture issued by Morgan Stanley Finance plc and guaranteed by the Corporation on a subordinated basis, and a related purchase contract issued by the Corporation that requires the holder to purchase one depositary share representing ownership of multiple shares of the Corporation's cumulative preferred stock.

(g)          "Capital Units Cumulative Preferred Stock" means shares, if any, of the Corporation's 8.03% Cumulative Preferred Stock, par value $0.01 per share, with a stated value $200 per share, which the Corporation may issue under the terms of the outstanding Capital Units.

(h)          "Certificate of Designation" means this Certificate of Designation relating to the Series A, as it may be amended or supplemented from time to time.

(i)           "Certification of Incorporation" shall mean the amended and restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designation.

(j)           "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

(k)          "Dividend Determination Date" means, for each Dividend Period, the second London Business Day immediately preceding the first day of such Dividend Period.

(l)           "Dividend Payment Date" means January 15, April 15, July 15, and October 15 of each year.

(m)         "Dividend Period" has the meaning set forth in Section 4(a).

(n)          "Dividend Record Date" has the meaning set forth in Section 4(a).

(o)          "Junior Stock" means any class or series of capital stock of the Corporation that ranks junior to Series A as to the payment of dividends. Junior Stock includes the Common Stock.

(p)          "LIBOR" has the meaning set forth in Section 4(a).

(q)           "Liquidation Preference" has the meaning set forth in Section 5(b).

(r)           "London Business Day" means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

(s)           "Nonpayment" has the meaning set forth in Section 8(b).

(t)           "Parity Stock" means any other class or series of stock of the Corporation that ranks equally with the Series A in the payment of dividends.

(u)           "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Series A.

(v)           "Preferred Stock Directors" has the meaning set forth in Section 8(b).

(w)          "Regulations" has the meaning set forth in Section 7.

(x)           "Required Unrestricted Capital Provisions" has the meaning set forth in Section 7.

(y)           "Tier 1 Capital Equivalent" has the meaning set forth in Section 7.

(z)           "Voting Preferred Stock" means any other class or series of Preferred Stock of the Corporation ranking equally with the Series A as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable. Voting Preferred Stock includes the Capital Units Cumulative Preferred Stock, if issued, and any class or series of cumulative Preferred Stock that the Corporation may issue in the future, to the extent their like voting rights are exercisable at such time. Whether a plurality, majority or other portion of the shares of Series A and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

4.           Dividends.

(a)           Rate. Holders of Series A will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends from the original issue date (in the case of the initial Dividend Period only) or the immediately preceding Dividend Payment Date, quarterly in arrears on each Dividend Payment Date, commencing on October 15, 2006. These dividends will accrue, with respect to each Dividend Period (as defined below), on the liquidation preference amount of $25,000 per share at a rate per annum equal to the greater of (1) three-month U.S. Dollar LIBOR (as defined below) on the related Dividend Determination Date plus .70% or (2) 4%. In the event that the Corporation issues additional shares of Series A after the original issue date, dividends on such shares may accrue from the original issue date or any other date specified by the Board of Directors or an authorized committee thereof at the time such additional shares are issued.

Dividends that are payable on Series A on any Dividend Payment Date will be payable to holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

A "Dividend Period" is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date or any earlier redemption date, except that (i) the initial Dividend Period for any share of Series A issued on the original issue date will commence on and include the original issue date of the Series A and will end on and exclude the October 15, 2006 Dividend Payment Date, and (ii) for any share of Series A issued after the original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose and shall end on and exclude the next Dividend Payment Date. Dividends payable on the Series A will be computed by the Calculation Agent on the basis of a 360-day year and the actual number of days elapsed in the Dividend Period. Dividends for the initial Dividend Period will be calculated from the original issue date. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day unless such day falls in the next calendar month, in which case the Dividend Payment Date will be the immediately preceding day that is a Business Day.

For any Dividend Period, LIBOR (the London interbank offered rate) shall be determined by the Calculation Agent on the Dividend Determination Date in the following manner:

(i)           LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such Dividend Period, that appears on Page 3750, or any successor page, on Moneyline Telerate Inc., or any successor service, at approximately 11:00 a.m., London time, on that Dividend Determination Date.

(ii)           If no such rate appears, then the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent after consultation with the Corporation, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Dividend Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.  If at least two quotations are provided, LIBOR determined on that Dividend Determination Date will be the arithmetic mean of those quotations.  If fewer than two quotations are provided, LIBOR will be determined for the first day of such Dividend Period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that Dividend Determination Date, by three major banks in New York City, as selected by the Calculation Agent after consultation with the Corporation, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such Dividend Period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.  If the banks so selected by the Calculation Agent are not quoting as set forth above, LIBOR for that Dividend Determination Date will be the same as LIBOR for the immediately preceding Dividend Period, or, if there was no Dividend Period, the dividend payable will be based on the initial dividend rate.

The Calculation Agent's determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation's principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

Holders of Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 4 (subject to the other provisions of this Certificate of Designation).

Dividends on shares of the Series A will not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series A payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and the Corporation will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series A are declared for any future Dividend Period.

(b)           Priority of Dividends. The Series A will rank (i) senior to the Common Stock and any class or series of the Corporation's capital stock expressly stated to be junior to the Series A, (ii) junior to any class or series of the Corporation's capital stock expressly stated to be senior to the Series A (issued with the requisite consent of the holders of the Series A, if required) and (iii) except as described in the following sentence, at least equally with each other class or series of Preferred Stock the Corporation may issue with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. The Series A will rank junior as to payment of dividends, but on a parity as to amounts payable upon liquidation, dissolution or winding up of the Corporation, with any Capital Units Cumulative Preferred Stock, any other class or series of cumulative Preferred Stock that the Corporation may issue in the future and any other class or series of Preferred Stock that the Corporation may issue in the future that is expressly stated to be senior as to payment of dividends, but on a parity as to amounts payable upon our liquidation, dissolution or winding up, to the Series A.

So long as any share of Series A remains outstanding, no dividend or distribution shall be paid or declared on Junior Stock, and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a Dividend Period, unless the full dividend for the latest completed Dividend Period on all outstanding shares of Series A has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing limitation shall not apply to:

•
repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of Junior Stock, or any junior stock of a subsidiary of the Corporation, for any class or series of Junior Stock;

•	the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged;

•
any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant to the plan; or

•
any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of Morgan Stanley & Co. Incorporated, or any other affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a related Dividend Period) in full upon the Series A and any shares of Parity Stock, all dividends declared on the Series A and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of parity stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the related Dividend Period) bear to each other.

Subject to the foregoing, dividends (payable in cash, securities or other property) may be determined by the Board of Directors or a duly authorized committee of the Board of Directors and may be declared and paid on the Common Stock and any other stock ranking, as to dividends, equally with or junior to the Series A, from time to time out of any funds legally available for such payment, and the Series A shall not be entitled to participate in any such dividends.

5.           Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Corporation ranking junior to the Series A as to such distribution, a liquidating distribution in an amount equal to $25,000 per share, together with an amount equal to all dividends, if any, that have been declared but not paid prior to the date of payment of such distribution (but without any accumulation in respect of dividends that have not been declared prior to such payment date). Holders of the Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

(b)           Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference (as defined below) in full to all holders of Series A and all holders of any stock of the Corporation ranking equally with the Series A as to such distribution, the amounts paid to the holders of Series A and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the holders of Series A and the holders of all such other stock. In any such distribution, the "Liquidation Preference" of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series A and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A and any other shares of the Corporation's stock ranking equally as to such liquidation distribution, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

6.           Redemption.

(a)           Optional Redemption. The Series A may not be redeemed by the Corporation prior to July 15, 2011. On or after July 15, 2011, subject to obtaining any then required regulatory approval, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series A at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to $25,000 per share, together (except as otherwise provided herein below), for the purposes of the redemption price only, with an amount equal to dividends accrued but unpaid for the then current Dividend Period at the rate set forth in Section 4(a) to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period). The redemption price for any shares of Series A shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any accrued and unpaid dividend for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b)           No Sinking Fund. The Series A will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A will have no right to require the redemption or repurchase of any shares of Series A.

(c)           Notice of Redemption. Notice of every redemption of shares of Series A shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the depositary shares representing interests in the Series A are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption. In case of any redemption of only part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Series A so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

7.           Conversion Upon Regulatory Changes. If both (i) and (ii) below occur:

(i)           after June 26, 2006, the Corporation (by election or otherwise) becomes subject to any law, rule, regulation or guidance (together, "Regulations") relating to its capital adequacy, which Regulation (x) modifies the existing requirements for treatment as Allowable Capital (as defined under the Securities and Exchange Commission rules relating to consolidated supervised entities as in effect from time to time), (y) provides for a type or level of capital characterized as "Tier 1" or its equivalent pursuant to Regulations of any governmental agency, authority or other body having regulatory jurisdiction over the Corporation (or any of its subsidiaries or consolidated affiliates) and implementing the capital standards published by the Basel Committee on Banking Supervision, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System or any other United States national governmental agency, authority or other body, or any other applicable regime based on capital standards published by the Basel Committee on Banking Supervision or its successor, or (z) provides for a type or level of capital that in the judgment of the Corporation (after consultation with legal counsel of recognized standing) is substantially equivalent to such "Tier 1" capital (such capital described in either (y) or (z) above is referred to below as "Tier 1 Capital Equivalent"), and

(ii)           the Corporation affirmatively elects to qualify the Series A for treatment as Allowable Capital or Tier 1 Capital Equivalent without any sublimit or other quantitative restriction on the inclusion of the Series A in Allowable Capital or Tier 1 Capital Equivalent (other than any limitation the Corporation elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Allowable Capital or Tier 1 Capital Equivalent) under such Regulations, then, upon such affirmative election, the Series A shall be convertible at the Corporation's option into a new series of Preferred Stock having terms and provisions substantially identical to those of the Series A, except that such new series may have such additional or modified rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are necessary in the judgment of the Board of Directors or a duly authorized committee of the Board of Directors (after consultation with legal counsel of recognized standing) to comply with the Required Unrestricted Capital Provisions (as defined below), provided that the Corporation shall not cause any such conversion unless the Board of Directors or a duly authorized committee of the Board of Directors determines that the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of such new series of Preferred Stock, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and the qualifications, limitations and restrictions thereof, of the Series A, taken as a whole.

As used above, the term "Required Unrestricted Capital Provisions" means such terms and provisions as are, in the judgment of the Board of Directors or a duly authorized committee of the Board of Directors (after consultation with counsel of recognized standing), required for preferred stock to be treated as Allowable Capital or Tier 1 Capital Equivalent, as applicable, without any sublimit or other quantitative restriction on the inclusion of such preferred stock in Allowable Capital or Tier 1 Capital Equivalent, as applicable (other than any limitation the Corporation elects to accept and any limitation requiring that common equity or a specified form of common equity constitute the dominant form of Allowable Capital or Tier 1 Capital Equivalent) pursuant to the applicable Regulations.

The Corporation shall provide notice to the holders of Series A of any election to qualify the Series A for Allowable Capital or Tier 1 Capital Equivalent treatment and of any determination to convert the Series A into a new series of Preferred Stock pursuant to the terms of this Section 7, promptly upon the effectiveness of any such election or determination. A copy of such notice and of the relevant Regulations shall be maintained on file at the principal offices of the Corporation and, upon request, will be made available to any stockholder of the Corporation. Any conversion of the Series A pursuant to this Section 7 shall be effected pursuant to such procedures as the Corporation may determine and publicly disclose.

Except as specified in this Section 7, holders of Series A shares shall have no right to exchange or convert such shares into any other securities.

8.           Voting Rights.

(a)           General. The holders of Series A shall not have any voting rights except as set forth below and as determined by the Board of Directors or an authorized committee thereof or as otherwise from to time required by law.

(b)           Right To Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of the Series A, or any other Voting Preferred Stock, shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a "Nonpayment"), the holders of such shares, voting together as a class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors (the "Preferred Stock Directors"), provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation's securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors. In that event, the number of directors on the Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series A or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by law. The voting rights will continue until dividends on the shares of the Series A and any such series of Voting Preferred Stock shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for such payment) for at least four regular dividend periods following the Nonpayment.

If and when dividends for at least four regular dividend periods following a Nonpayment have been fully paid (or declared and a sum sufficient for such payment shall have been set aside) on the Series A and any other class or series of Voting Preferred Stock, the holders of the Series A and all other holders of Voting Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least four regular dividend periods following a Nonpayment, the Corporation may take account of any dividend it elects to pay for any dividend period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A together with all series of Voting Preferred Stock then outstanding (voting together as a single class) to the extent such holders have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A and all Voting Preferred Stock when they have the voting rights described above (voting together as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c)           Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least two-thirds of the shares of Series A and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)           Authorization of Senior Stock. Any amendment or alteration of the provisions of the Certificate of Incorporation or this Certificate of Designation to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation ranking senior to the Series A with respect to the distribution of assets upon any liquidation, dissolution or winding up of the Corporation;

(ii)           Amendment of Series A. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A, taken as a whole; or

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A, or of a merger or consolidation of the Corporation with another entity, unless in each case (x) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A, taken as a whole;

provided, however, that for all purposes of this Section 8(c), any increase in the amount of the authorized or issued Series A or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Preferred Stock ranking equally with the Series A with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and ranking senior to or equally with the Series A with respect to the payment of dividends will not be deemed to adversely affect the rights, preferences, privileges or voting powers of, and will not require the affirmative vote or consent of, the holders of outstanding shares of Series A. In addition, any conversion of the Series A pursuant to Section 7 above shall not be deemed to adversely affect the rights, preferences, privileges and voting powers of the Series A.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 8(c) would adversely affect one or more but not all other series of Voting Preferred Stock (including the Series A for this purpose), then only such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other series of Preferred Stock. If all series of a class of Preferred Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

(d)           Changes for Clarification. Without the consent of the holders of the Series A, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A, the Corporation may amend, alter, supplement or repeal any terms of the Series A:

(i)           to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or

(ii)           to make any provision with respect to matters or questions arising with respect to the Series A that is not inconsistent with the provisions of this Certificate of Designation.

(e)           Changes after Provision for Redemption. No vote or consent of the holders of Series A shall be required pursuant to Section 8(b), (c) or (d) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f)           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series A are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

9.           Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

10.           Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law.

11.           No Preemptive Rights. No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

12.           Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.